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                                                                      EXHIBIT 99

        STARBUCKS ANNOUNCES PLANS FOR IPO OF STARBUCKS COFFEE JAPAN, LTD.

SEATTLE; SEPTEMBER 10, 2001- Starbucks Coffee Company (Nasdaq: SBUX) ("Starbucks") today announced plans for an initial public offering ("IPO") in Japan of shares of Starbucks Coffee Japan, Ltd. ("Starbucks Japan"). The shares will be listed on Nasdaq Japan. Timing of the IPO is currently targeted for mid October.

Starbucks Japan is a 50-50 joint venture between Starbucks Coffee International ("SCI"), a wholly owned subsidiary of Starbucks, and Japanese retailer and restaurateur, SAZABY Inc. ("Sazaby").

Starbucks Japan plans to offer 220,000 newly issued shares, and SCI and Sazaby each plan to offer up to 30,000 of their shares to the public in Japan at a price to be determined at the time of the offering. Following the offering, SCI and Sazaby will each continue to own approximately 40% of the total outstanding shares of Starbucks Japan. The financial impact to Starbucks of the IPO, including any capital gain from the sale of shares by SCI, is included in Starbucks previously stated fiscal 2002 earnings per share expectations of $0.56
- $0.58.

Proceeds from the offering of newly issued shares will be used to finance the future growth of Starbucks Japan. In keeping with Starbucks philosophy of encouraging long-term commitment and a sense of ownership across the employee population, the IPO will also provide liquidity to the stock option program introduced by Starbucks Japan earlier this year.

The shares of Starbucks Japan will not be registered under the Securities Act of 1933, as amended, and as a result may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including trends in, or expectations regarding, the Company's operations and financial results, are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee and other raw material prices and availability, successful execution of internal performance and expansion plans, the effect of slowing U.S. and international economies, the impact of competition, the effect of legal proceedings and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 4,600 stores in North America, the United Kingdom, continental Europe, the Middle East and the Pacific Rim. The Starbucks Coffee Japan, Ltd. joint venture was established in October 1995.